NON-RECOURSE SECURED PROMISSORY NOTE


$350,000                                            October 6, 2004
                                               Santa Cruz, California



      FOR VALUE RECEIVED, RALPH WESINGER ("Borrower"), hereby unconditionally promises to pay to the order of GRAPHON CORPORATION, a Delaware corporation ("Company"), in lawful money of the United States of America and in immediately available funds, the principal sum of Three Hundred Fifty Thousand Dollars ($350,000) (the "Loan") together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

      It is the intent of the parties that the purpose of this Secured Promissory Note ("Note") is not for consumer, family or household purposes. The entire proceeds of the Loan shall be used as consideration for the prompt purchase from Catherine Wesinger of Twenty Thousand Nine Hundred Nine (20,909) shares of Common Stock of Network Engineering Software, Inc.

      This Note is the Note referred to in and is executed and delivered in connection with that certain Stock Pledge Agreement dated as of even date herewith and executed and delivered by Borrower in favor of Company (as the same may from time to time be amended, modified or supplemented or restated, the "Security Agreement"). Additional rights of Company are set forth in the Security Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Security Agreement.

1. Principal Repayment. The outstanding principal amount of the Loan shall be due and payable on October 6, 2009 (the "Maturity Date").

Notwithstanding the foregoing, Company shall have the option to accelerate the Maturity Date if, in Company's sole discretion, such acceleration may be prudent due to any applicable law, including without limitation the Sarbanes-Oxley Act of 2002. Without limiting the generality of the foregoing, Company shall have the option to accelerate the Maturity Date at any time prior to the date Borrower is or becomes a director or executive officer of Company (or equivalent thereof, as determined in the sole discretion of Company).

2. Non-Recourse. In the event of non-payment of the Loan, recourse of Company against Borrower hereunder and under the Security Agreement shall be limited to the pledged collateral identified under the Security Agreement and shall not extend to any other assets of Borrower or generally to Borrower himself; provided that, in the event that Borrower sells or transfers, with permission of Company, any of the assets subject to the Security Agreement, Borrower shall pay to Company twenty-five percent (25%) of the gross proceeds of such sale within five (5) days following the closing of such sale. The rights of Company and obligations of Borrower hereunder shall be interpreted in light of this limitation.

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3. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of Three and Sixty-Two One-Hundredths Percent (3.62%) per annum or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be due and payable annually in arrears not later than the first day of each calendar year for the preceding year and shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

4. Place of Payment. All amounts payable hereunder shall be payable at the office of Company unless another place of payment shall be specified in writing by Company.

5. Application of Payments. Payment on this Note shall be applied first to accrued interest, if any, and thereafter to the outstanding principal balance hereof.

6. Secured Note. The full amount of this Note is secured by the collateral identified and described as security therefor in the Security Agreement. Borrower shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the collateral against and take such other action as is necessary to remove, any lien on or in the collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.

7. Default. Each of the following events shall be an "Event of Default" hereunder:

(a) Borrower fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five (5) business days thereafter;

(b) Borrower files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower;

(d) Borrower defaults on an obligation contained in the Security Agreement;

(e) Borrower's employment by or association with Company is terminated for any reason or no reason, including, without limitation, death of Borrower;

(f) Borrower does not become an employee of the Company by December 31, 2004; or

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(g) Borrower has not fully paid for, with the principal amount of the
Loan, and completed the purchase of the 20,909 shares of Common Stock of NES held by Catherine Wesinger by October 20, 2004.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Company, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Company pursuant to applicable law. Notwithstanding the foregoing, if an Event of Default has occurred under (e) above due to, in Company's sole discretion, no malfeasance or misfeasance on the part of Borrower, this Note shall be accelerated to become due and payable upon the earlier of (i) the Maturity Date or (ii) eighteen (18) months after the date of such termination. Company shall have all rights and may exercise any remedies available to it under law, successively or concurrently.

8. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

      The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

9. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

10. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof. Borrower shall not, without the prior written consent of holder, assign any of its rights or obligations hereunder.

BORROWER:                      /S/ RALPH WESINGER
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                               Printed Name:  Ralph Wesinger